Exhibit 10.1

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

BETWEEN VIVAKOR, INC., VIVAKOR ADMINISTRATION, LLC AND LESLIE D. PATTERSON

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Second Amendment”) is made and entered into as of August 12, 2025, by and between VIVAKOR, INC., a Nevada corporation (“Vivakor”) and VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company (“VIVK Admin”, and collectively with Vivakor, the “Company”), and LESLIE D. PATTERSON, an individual (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Employment Agreement (as defined below).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated July 1, 2023, as amended February 10, 2025 (collectively, the “Employment Agreement”), relating to Executive’s employment with the Company as the Company’s Vice President, Operations & Construction; and

WHEREAS, the Company desires to promote Executive to the position of Executive Vice President and Chief Operating Officer and Executive desires to accept the appointment, subject to a modification of certain terms under the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to the Employment Agreement hereby agree to amend it as follows:

AMENDMENT

1.	Section 1 of the Employment Agreement shall be amended and replaced in its entirety as follows:

“Employment. VIVK Admin hereby employs the Executive, and the Executive hereby accepts such employment. Subject to the terms and conditions contained in this Agreement and any amendments thereto. The Executive is engaged as an employee and officer of VIVK Admin and as an officer of Vivakor, however, the Executive and the Company do not intend to create a joint venture, partnership or other relationship beyond that identified in the Employment Agreement. The Executive’s employment shall be at will according to the laws of the State of Texas except as provided in the Employment Agreement and any amendments thereto.”

2.	Section 2(a) of the Employment Agreement shall be amended and replaced in its entirety as follows:

“(a) Specific Rights and Duties. During the term of this Agreement the Executive shall have the title of Executive Vice President and Chief Operating Officer of the Company (and, where applicable, its subsidiaries). The Executive agrees to perform all of the services traditionally performed by a Chief Operating Officer and to fully and faithfully execute the offices and positions to which the Executive is appointed and such other services as may be reasonably directed by the Chief Executive Officer and the Board of Directors of the Company in accordance with this Employment Agreement. The Executive shall be expected to travel frequently and widely to perform Executive’s duties hereunder, and the specific place and location of the performance of Executive’s employment will vary.”

3.	Section 2(b) of the Employment Agreement shall be amended and replaced in its entirety as follows:

“(b) Modifications. The precise duties to be performed by the Executive may be extended or curtailed in the discretion by the Chief Executive Officer and the Board of Directors of the Company upon reasonable advance notice to Executive in writing. However, except for termination for Cause (as defined in the Employment Agreement and any amendments thereto), the withdrawal of the designation of the Executive as Chief Operating Officer of the Company (or more senior title), or the assignment of the performance of duties of the forgoing offices to other persons without a prior written consent of the Executive shall constitute termination without Cause of the Executive by the Company.”

4.	Section 2(c) of the Employment Agreement shall be amended and replaced in its entirety as follows:

“(c) Employee Handbook. From time to time, the Company or its parent companies may issue policies and procedures applicable to employees, including the Executive, including an Employment Policies Manual or Employee Handbook. The Executive agrees to comply with such policies and procedure, except to the extent such policies and procedures are inconsistent with the Employment Agreement and any amendments thereto, and/or inconsistent with governing federal and/or state law. Such policies and procedures maybe supplemented, modified, changed or adopted, without advanced notice in the sole discretion of the Company at any time. In the event or a conflict between such policies and procedures and this Employment Agreement and any amendments thereto, the Employment Agreement and/or its amendments shall control unless compliance with the Employment Agreement and/or its amendments will violate any governmental law or regulation applicable to the Company or its affiliated entities. Any activity by the Executive that is permitted by the Employment Agreement, or any amendment thereto is hereby conclusively deemed by the Company not to violate such policies and procedures.”

5.	Section 4(b) of the Employment Agreement shall be amended and replaced in its entirety as follows:

“(b) Base Compensation. Annualized cash salary compensation equal to Three Hundred Seventy-Five Thousand and No/100s US Dollars ($375,000.00 USD) shall be paid to the Executive in equal bi-weekly installments (the “Cash Base Compensation”), and annual equity compensation of shares of the Company’s common stock equal to not less than One Hundred Twenty-Five Thousand and No/100s US Dollars ($125,000), which shall be paid to the Executive in equal quarterly installments, beginning on the Effective Date during the Term of this Agreement (the “Stock Base Compensation”, and together with the Cash Base Compensation, collectively, the “Base Compensation”). The Stock Base Compensation for each year of the term hereof will be priced per share based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the Effective Date or annual anniversary of this agreement, as applicable. All shares comprising the Stock Base Compensation must be issued under the Company’s 2023 Equity and Incentive Plan or successor plan and otherwise in accordance with applicable law and the rules and regulations of The Nasdaq Capital Market, and, in the event that any such shares cannot be issued because compliance with such requirements has not been met for a reason beyond the reasonable control of the Company, the obligation to issue such shares will be accrued until such time as such compliance requirements have been satisfied. However, in the event that Stock Base Compensation is not paid by the Company to the Executive within three months of its due date, then Executive shall have the right, but not the obligation, to demand payment in cash the value of the unpaid Stock Base Compensation not paid on its due date. The Base Compensation may be further increased by the Company from time to time. Executive understands that the Stock Base Compensation is taxable income to the Executive when received by the Executive and will be subject to applicable federal and state income tax provisions.”

6.	Section 6(a) of the Employment Agreement shall be amended and replaced in its entirety as follows:

“(a) Termination without Cause. The Executive or the Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than five (5) business days after the date of such notice (the “Termination Date”). In the event the Executive is terminated without Cause by the Company, the Executive shall be entitled to: (i) a lump sum payment of the then-current Base Compensation in an amount equal to twelve (12) month’s pay; (ii) save and except for participation in any retirement or deferred compensation plan maintained by the Company, continuation of the Benefits at the levels and upon the terms provided on the date of termination hereunder, for twelve (12) months following termination of Executive’s employment; (iii) all accrued but unused paid time off, vacation days, personal days, and sick days in accordance with the Employee Handbook of VIVK Admin (the “Termination Compensation”).”

7.	Section 6(b) of the Employment Agreement shall be amended and replaced in its entirety as follows:

“(b) Termination for Cause. The Company may terminate this Employment Agreement for Cause. For purposes of this Employment Agreement, “Cause” means (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of the Company’s subsidiaries, other than a failure resulting from incapacity due to physical or mental illness, after a written demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed the Executive’s duties; or (ii) the willful engaging by the Executive in a legal conduct, gross misconduct, or a clearly established violation of the Company’s written policies and procedures, in each case which is materially and demonstrably injurious to the Company. For purposes of this provision an act or failure to act on the Executive, will not be considered “willful” unless it is done, or admitted to be done, by the Executive in bad faith, without reason or belief that the Executive’s action or admission was in the best interest of the Company, or without relying upon legal counsel. Any act or failure to act based on authority given Executive pursuant to resolution duly adopted by the Board of Directors, or based upon the advice of counsel for the Company will be conclusively presumed to be done, or admitted to be done, by the Executive in good faith and in the best interest of the Company. In the event this Employment Agreement is terminated for Cause, the Company shall only have the obligation to pay the Executive accrued but unpaid Cash Base Compensation, accrued but unpaid Stock Base Compensation, and accrued but unpaid time off, including sick days, vacation day, and personal days, to the Executive after the effective date of such termination. This Employment Agreement will not be deemed to be terminated for Cause unless a written determination specifying the reasons for such termination is made, approved of by majority of the independent and disinterested members of the Board of Directors of the Company delivered to the Executive, and the Executive has not cured such Cause within 30 days. Failing such determination and/or if the Executive cures the event constituting the Cause, any termination of this Employment Agreement will be deemed to have occurred without Cause. Notwithstanding anything to the contrary contained in the Employment Agreement and/or any amendment thereto, including without limitation the Second Amendment thereto, the parties agree that if Executive resigns his position at the Company because of fraud, noncompliance with SEC regulations and/or sanctions, and/or a misleading press release by the Company, that such resignation shall not constitute Cause for termination.”

8.	Signing Bonus. Within seven (7) days from the date of this Second Amendment, Executive shall be issued the equivalent of Two Hundred Fifty Thousand Dollars ($250,000.00) of Company common stock, par value $0.001 (the “Common Stock”). Such Common Stock shall be issued pursuant to Vivakor’s Form S-8 Registration Statement filed with the U.S. Securities and Exchange Commission and shall be priced per share based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the date of this Second Amendment (the “Signing Bonus”). Executive understands that the Signing Bonus is taxable income to the Executive and will be subject to applicable federal and state income tax withholdings rules and provisions. As a condition to receiving the Signing Bonus, the Executive agrees that the Executive must execute and enter into a lock-up agreement substantially and materially in the form and content set forth on Exhibit “A” to this Second Amendment.

9.	ROFR Rights and Related Party Transactions. Section 8 of that certain Employment Agreement dated July 1, 2023, by and between the Company and Executive is deleted in its entirety. Save and except for this Second Amendment and the Employment Agreement, Executive stipulates that, as of the date of this Second Amendment, there are no direct or indirect transactions involving a financial relationship or the exchange of value between the Company and/or its affiliates and subsidiaries, on the one hand, and the Executive and/or the Executive Affiliates, on the other hand, which are required to be disclosed by the Securities Act of 1933 (15 U.S.C. § 77a, et seq.), as amended, or the Securities Exchange Act of 1934 (15 U.S.C. § 78a, et seq.), as amended (“Related Party Transactions”). Executive further agrees to refrain from and not engage in, and to cause the Executive Affiliates to refrain from and not engage in, any Related Party Transactions without the advance approval of the Board of the Directors of the Company, in their sole discretion.

10.	Section 10(b) of the Employment Agreement shall be amended and replaced in its entirety as follows:

“10(b) The arbitration shall be conducted by three (3) arbitrators. One arbitrator shall be selected by the Company, one arbitrator shall be selected by the Executive, and the third arbitrator shall be selected by the first two arbitrators. Any party to the Employment Agreement may initiate arbitration by serving notice to the other parties to the agreement in writing and filing a written demand for arbitration with the American Arbitration Association.”

11.	Scope. This Second Amendment relates only to the specific matters expressly covered herein. In all other respects, the Employment Agreement and any amendments thereto shall remain in full force and effect in accordance with its terms. Section 3 of that certain Employment Agreement dated July 1, 2023, by and between the Company and Executive is ratified, adopted, and confirmed by the Company as of the date of this Second Amendment.

12.	Counterparts. This Second Amendment may be executed in one or more counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Second Amendment delivered by facsimile, e-mail or other means of electronic transmission (including DocuSign®) shall be deemed to have the same legal effect as delivery of an original signed copy of this Second Amendment. No party shall raise the use of facsimile, e-mail or other means of electronic transmission or similar format to deliver a signature page as a defense to the formation of a contract and each such party forever waives any such defense.

13.	Applicable Law. This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, consistent with Section 11(d) of the Employment Agreement.

14.	Entire Agreement. This Second Amendment, together with the Employment Agreement and any increases to the Base Compensation and any other compensation owing to Executive as determined by the Board of Directors, constitute the complete agreement of the Parties with respect to the subject matter contemplated herein. Each and every prior agreement, whether oral or written, concerning the Executive’s employment is hereby expressly superseded and replaced by this Second Amendment and the Employment Agreement. This Second Amendment and the Employment Agreement may not be modified except in a writing signed by all parties hereto.

15.	Company Policies. Executive stipulates and agrees that, as a precondition to receiving the Signing Bonus or any common shares of the Company as employment compensation, Executive must execute, enter into, and abide by the Company’s and VIVK Admin’s written policies, including, without limitation (i) the Company’s Delegation of Authority Policy dated October 1, 2024, (ii) the Company’s Insider Trading Policy dated September 20, 2024, (iii) the Company’s Non-Discrimination Policy dated September 20, 2024, (iv) VIVK Admin’s Company Credit Card Policy dated August 9, 2024, (v) VIVK Admin’s Company Vehicle Policy dated August 9, 2024, (vi) the Employee Handbook of VIVK Admin dated August 9, 2024, or such amended or successor policies, and other such policies, as may be adopted by VIVK Admin’s senior management or the Company’s Board of Directors from time to time.

IN WITNESS WHEREOF, the parties hereto and/or their duly authorized represented have executed and entered into this Second Amendment as of the date first written above.

[Signature Page to Follow]

LESLIE D. PATTERSON

By:
Leslie D. Patterson

VIVAKOR, INC.

By:
Name:	James Ballengee
Its:	Chairman, President, & CEO

VIVAKOR ADMINISTRATION, LLC

By:
Name:	James Ballengee
Its:	Chairman, President, & CEO

EXHIBIT “A”

FORM OF

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made and entered into as of [●], by and between Vivakor, Inc., a Nevada corporation (the “Company”) and the undersigned holder of shares of the Company’s common stock (the “Holder” and, together with the Company, the “Parties”). For all purposes of this Agreement, “Holder” includes any affiliate or controlling person of Holder, and any other agent, representative or other person with whom Holder is acting in concert.

WHEREAS, the Parties have entered into that certain [●], as amended (the “Employment Agreement”), dated [●], by and between the Company, Vivakor Administration, LLC, and the Holder, pursuant to which, and subject to the terms and conditions set forth therein, the Company will employ the Holder as an officer of the Company;

WHEREAS, pursuant to the Employment Agreement, the Holder has received [●] shares of the Company’s common stock, par value $0.001 per share (the “Lock-Up Securities”);

WHEREAS, as a condition and inducement to the willingness of the Company to consummate the transactions contemplated by the Employment Agreement, the Holder has agreed to certain transfer restrictions with respect to the Lock-Up Securities held by the Holder immediately following the granting and award thereof (the “Granting Date”).

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Holder and the Company hereby agree as follows:

1. Lock-Up Period. The Holder agrees that, from the Granting Date until a date that is eighteen (18) calendar months from the date thereof (such period, the “Lock-Up Period”), the Holder shall be subject to the lock-up restrictions set forth in Section 0 below.

2. Lock-Up Restriction.

(a) Lock-Up. During the Lock-Up Period, the Holder will not offer, sell, contract to sell, or otherwise transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the sale, transfer or disposition, whether by actual or effective economic sale or disposition due to cash settlement or otherwise) by the Holder or any affiliate of the Holder or any person in privity with the Holder or any affiliate of the Holder), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Lock-Up Securities, unless such transaction is a Permitted Disposition (as defined below).

(b) Permitted Disposition. A “Permitted Disposition” shall include the following: (i) transfers of Lock-Up Securities to a trust or affiliated entity for the benefit of the undersigned or as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member of the undersigned (for purposes of this Lock-Up Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than the second degree or consanguinity or affinity); (ii) transfers of Lock-Up Securities to a charitable organization or educational institution; (iii) transfers of the Lock-Up Securities by the Holder upon the prior written consent of the Company; provided that in the case of any transfer pursuant to the foregoing clauses (i) - (iii), (A) any such transfer shall not involve a disposition for value, (B) each transferee shall sign and deliver to the Company a lock-up agreement substantially in the form of this Lock-Up Agreement and (C) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made, or (iv) a pledge or hypothecation of the Lock-Up Securities as collateral for indebtedness.

(c) Stop Orders. The Holder further acknowledges and agrees that the Company is authorized to, and the Company agrees to, place “stop orders” on its books to prevent any transfer of any Lock-Up Securities of the Company held by the Holder in violation of this Lock-Up Agreement. The Company agrees not to allow any transaction to occur that is inconsistent with this Lock-Up Agreement.

3. Miscellaneous.

(a) At any time, and from time to time, after the signing of this Lock-Up Agreement, the Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Lock-Up Agreement.

(b) This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions contemplated by this Lock-Up Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based on forum non conveniens. The Parties hereto and to any other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Lock-Up Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) Any and all notices or other communications given under this Lock-Up Agreement shall be in writing and shall be deemed to have been duly given on (i) the date of delivery, if delivered in person to the addressee, (ii) the next business day if sent by overnight courier, or (iii) three (3) days after email, read receipt requested, to the party entitled to receive same, at his or its address or email address set forth below:

If to the Company:

Vivakor, Inc.

5220 Spring Valley Rd., Ste. 500

Dallas, TX 75254

Attn: Legal

Email: pknapp@vivakor.com

If to the Holder:

[●]

(d) The restrictions on transfer described in this Lock-Up Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable law.

(e) This Lock-Up Agreement shall not be assigned in whole or in part, without the prior written consent of the other Party. Except as otherwise provided herein, this Lock-Up Agreement shall be binding upon Holder, its legal representatives, and permitted successors and assigns.

(f) This Lock-Up Agreement may be executed and delivered in two or more counterparts (including by means of electronic mail), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) The Company agrees not to take any action or allow any act to be taken which would be inconsistent with this Lock-Up Agreement.

(h) The terms and provisions of this Lock-Up Agreement may only be amended by a written instrument signed by the Company and the Holder.

[Signature page follows; the remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Parties hereto and/or their duly authorized representatives have executed and entered this Lock-Up Agreement as of the date first above written.

COMPANY:

VIVAKOR, INC., a Nevada corporation

By:	[EXHIBIT ONLY—DO NOT EXECUTE]
Name:	[●]
Title:	[●]

HOLDER:

[EXHIBIT ONLY—DO NOT EXECUTE]
[●]